Exhibit 23.1

L.L. Bradford & Company, LLC3441
South Eastern AvenueLas
Vegas, Nevada 89109

(702) 735-5030

August 11, 2004

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: SkyBridge Wireless, Inc.
(A Development Stage Company) — Form S-8

Dear Sir/Madame:

As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 2, 2003 in SkyBridge Wireless, Inc’s (A Development Stage Company) Form 8-K as of December 31, 2003 and for the year ended December 31, 2003 and for the period from December 20, 2002 (date of inception) through December 31, 2002, and to all references to our firm included in this Registration Statement.

Sincerely, /s/ L.L. Bradford & Company, LLC L.L.Bradford & Company, LLC